EXHIBIT 16.1

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street NW
Washington, DC 20549

March 28, 2002

Dear Sir or Madam,

We have read Item 4 included in the attached Form 8-K dated March 28, 2002 of the IDEXX Laboratories, Inc. filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.
Very truly yours,

/s/ Arthur Andersen LLP
Arthur Andersen LLP